This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated December 13, 1996, and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by J.C. Bradford & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of
                            SQUARE INDUSTRIES, INC.

                                       at

                                $31.00 Per Share
(payable $28.50 per Share net in cash, without interest thereon and an additional $2.50 per Share to be deposited by Purchaser in escrow as contingent consideration for distribution, in whole or in part, to either the seller or
   Purchaser upon the resolution of two specific matters, subject to adjustment as provided in the escrow agreement)
                                       by
                  CENTRAL PARKING SYSTEM -- EMPIRE STATE, INC.

                     an indirect wholly-owned subsidiary of

                          CENTRAL PARKING CORPORATION

    Central Parking System -- Empire State, Inc., a New York corporation ("Purchaser") and an indirect wholly-owned subsidiary of Central Parking Corporation, a Tennessee corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Square Industries, Inc., a New York corporation (the "Company"), at a price of $28.50 per Share, net to the seller in cash, without interest thereon and an additional $2.50 per Share to be deposited by Purchaser in escrow as contingent consideration for distribution, in whole or in part, to either the seller or Purchaser upon the resolution of two specific matters, subject to adjustment as provided in the escrow agreement (the "Escrowed Funds"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 13, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger described below.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON TUESDAY, JANUARY 14, 1997, UNLESS THE OFFER IS EXTENDED

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares then owned by Parent or Purchaser, represents at least sixty-six and two-thirds percent (66 2/3%) of the Shares on a fully diluted basis (fully diluted shall include, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights, unless the holder thereof shall have entered into an agreement to cash out such options, warrants or rights in conjunction with the Merger Agreement). The Offer is also conditioned upon, among other things, the expiration or termination of any applicable antitrust waiting periods.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 6, 1996 (the "Merger Agreement") among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the New York Business Corporation Law (the "NYBCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares owned by Parent or any direct or indirect subsidiary of Parent or of the Company and Shares which are held by shareholders validly exercising appraisal rights pursuant to Section 910 of the NYBCL) will be converted into the right to receive $28.50 per Share net in cash, and an additional $2.50 per Share to be deposited by Purchaser in escrow as contingent consideration for distribution, in whole or in part, to either the shareholder or Purchaser based upon the resolution of two specific matters, subject to adjustment pursuant to the escrow agreement, or any higher price that may be paid per Share in the Offer, without interest except as provided in the escrow agreement (the "Merger Consideration").

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY (OTHER THAN PARENT AND ITS SUBSIDIARIES) AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to SunTrust Bank, Atlanta (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor (less the Escrowed Funds) with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment except as provided in the escrow agreement. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer (less the Escrowed Funds) will be made only after timely receipt by the Depositary of
(i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of

Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Expiration Date" shall mean 12:00 midnight New York City time, on Tuesday, January 14, 1997, unless and until Purchaser, shall have extended the period of time for the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement including consent by the Company), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.

    Tenders of Shares made pursuant to the Offer may be withdrawn by the tendering shareholder at any time prior to the Expiration Date, thereafter such tenders are irrevocable, except that they may also be withdrawn by such shareholder at any time after February 11, 1997 unless thereafter accepted for payment by Purchaser pursuant to the Offer. For the withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry-Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary as set forth in Section 4 of the Offer to Purchase. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                               KISSEL-BLAKE INC.
                                110 Wall Street
                               New York, New York
                     Banks and Brokerage Firms please call:
                                 (212) 344-6733
                               OR CALL TOLL FREE
                                 1-800-554-7733

                      The Dealer Manager for the Offer is:

                              J.C. Bradford & Co.
                              330 Commerce Street
                           Nashville, Tennessee 37201
                                 (615) 315-1750
                            Attention: Tina Redding
December 13, 1996